Filed Pursuant to Rule 424(b)(3)

Registration No. 333-224846

Prospectus Supplement No. 1

(To Prospectus dated May 21, 2018)

VICI Properties Inc.

Supplement No. 1 to Prospectus dated May 21, 2018

This prospectus supplement (this “Supplement No. 1”) supplements the prospectus dated May 21, 2018 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (Registration No. 333-224846). This Supplement No. 1 is being filed to update and supplement the information in the Prospectus with information contained in our Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on May 29, 2018 (the “Current Report”). The Current Report is attached to this Supplement No. 1.

The attached information modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Supplement No. 1. This Supplement No. 1 should be read in conjunction with the Prospectus.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 19 of the Prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities nor passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement No.1 is June 11, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 29, 2018 (May 7, 2018)

VICI Properties Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-38372	81-4177147
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, 8th Floor

New York, New York 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (702) 820-3800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-K/A (this “Amendment”) amends the Current Report on Form 8-K filed by VICI Properties Inc. (the “Company”) on May 7, 2018 (the “Original Report”). Except as described below, this Amendment does not purport to amend the information in the Original Report or provide an update or a discussion of any developments at the Company subsequent to the filing date of the Original Report.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 25, 2018, Diana F. Cantor’s prior appointment to the Company’s Board of Directors (the “Board”) as an independent director, and to serve on the Audit & Finance Committee of the Board and the Nominating and Governance Committee of the Board has become effective, following receipt of customary regulatory approvals. In connection with Ms. Cantor’s appointment to the Board, the Company increased the size of the Board from seven directors to eight directors, seven of whom are independent. For her services on the Board, Ms. Cantor will be compensated in accordance with the Company’s standard compensation policies and practices for the non-employee directors of the Board. In addition, the Company has entered into its standard form indemnification agreement with Ms. Cantor. There are no related-party transactions between the Company and Ms. Cantor that would require disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Ms. Cantor and any other persons pursuant to which she was selected as director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICI PROPERTIES INC.

Date: May 29, 2018	By:	/s/ DAVID A. KIESKE
David A. Kieske
Chief Financial Officer